Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners: Initial Distribution Planned In Connection With Midstream Acquisition

HOUSTON--(MARKETWIRED)--Sep.  28,  2015--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today announced that its management intends to recommend that the board of directors of its general partner approve a plan to begin distributions at an initial annualized rate of $1.60 per unit.  Subject to approval of the plan at the board’s next regularly scheduled meeting, the Partnership anticipates that a distribution of $0.40 per unit will be paid in November 2015 for third quarter 2015.

The distribution announcement results from the Partnership’s execution of an agreement with Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) to acquire and operate pipeline, gathering and compression assets located in Western Catarina, in the Eagle Ford Shale in South Texas, for cash consideration of approximately $345 million, subject to normal and customary closing and post-closing adjustments (the “Western Catarina Midstream Transaction”).

Key characteristics of the Western Catarina Midstream Transaction include:

•	Asset Location: Dimmit and Webb Counties, Texas.
•	Dedicated Acreage: Approximately 35,000 net acres.
•	Pipeline Assets: Approximately 150 miles of gathering lines ranging in diameter from 4 inches to 12 inches.
•	Facilities: Surface equipment, machinery, fixtures, manifolds, processing units, compression facilities, and other tangible personal and real property and improvements,

including eight stabilizers (5,000 BBL/D), approximately 25,000 BBL of storage capacity, natural gas liquids pressurized storage, approximately 18,000 horsepower of compression, and approximately 300 MMCF/D of dehydration capacity.

•	Transport Capacity: Approximately 40,000 BBL/D of condensate and 200 MMCF/D of natural gas.

The Western Catarina Midstream Transaction is expected to close in October 2015 upon the receipt of regulatory approvals and SPP’s payment of the cash consideration.

Management Commentary

“The Western Catarina Midstream Transaction represents the culmination of over two years of work to refocus and improve SPP’s strategic direction and financial outlook,” said Gerry Willinger, Interim Chief Executive Officer of the general partner of SPP.  “The transaction extends the business development relationship initiated earlier this year between the Partnership and Sanchez Energy, a company that has a substantial inventory of producing assets, including midstream assets, with characteristics favorable to the MLP model.  We anticipate this transaction will more than double SPP’s Adjusted EBITDA and will provide the balance sheet and financial resources necessary to initiate distributions in November of this year for the quarter ending September 30, 2015.  More importantly, by executing a transaction that will serve as the cornerstone to the Partnership’s midstream business, we believe that we have successfully repositioned SPP to provide enhanced visibility for future growth to the benefit of our unitholders.”

“The Catarina asset is core to Sanchez Energy’s asset base and plans for future development.  Since acquiring the asset in 2014, Sanchez Energy has reported strong results from its drilling program at Catarina, where the company has identified between 1,250 and 1,650 net drilling locations.  To date, Western Catarina has been the focal point of Sanchez Energy’s asset development.  We anticipate the stacked pay potential and expected rates of return from this area of the asset will continue to drive Sanchez Energy’s future growth plans.  We are excited to be aligned with Sanchez Energy and its plans for the Catarina asset, and look forward to capitalizing on opportunities to grow alongside this leading Eagle Ford operator over time.”

Acquisition Financing

Related to its funding of the cash consideration required to close the Western Catarina Midstream Transaction, SPP has agreed to issue 19,444,445 newly created Class B Preferred Units in a private placement with Stonepeak Infrastructure Partners (“Stonepeak”), a private equity fund that focuses on the infrastructure space.  The Class B Preferred Units will be issued for a cash purchase price of $18.00 per unit, resulting in gross proceeds to SPP of $350 million.  In connection with  the closing of the equity financing, Stonepeak will receive two seats on the board of directors of SPP’s general partner.

“We are excited about the opportunity to partner with Stonepeak and believe their wide range of infrastructure and capital markets experience will be invaluable to the Partnership as we look to integrate the newly acquired Western Catarina midstream assets and develop new transactions that support and grow our distributions,” said Mr. Willinger.

Mike Dorrell, Co-Founder and Senior Managing Director of Stonepeak, added:  “We have been impressed with the transformation of SPP from an orphaned limited liability company to a well-sponsored limited partnership that has a conservative approach to financial management and visible growth prospects.  In a short span of time, SPP has developed a robust portfolio of cash producing assets with strong operational support in key hydrocarbon producing regions.  We look forward to partnering with SPP and Sanchez Energy as the Partnership executes its long term growth strategy.”

Effective with the closing the Western Catarina Midstream Transaction, the Partnership anticipates that it will amend its $500 million credit facility and increase its bank syndicate from five lenders to nine lenders.  The amended credit facility will have an initial borrowing base of $200 million, an increase of $90 million over SPP’s current borrowing base.  The initial borrowing base of $200 million will exclude the value of the Partnership’s Oklahoma and Kansas assets.  Accordingly, the Partnership does not anticipate an adjustment to its borrowing base related to any sale of its Oklahoma and Kansas assets that may result from the strategic review announced in March 2015.  The borrowing base will be subject to semi-annual redetermination, with the next redetermination expected to occur in the second quarter 2016.  SPP currently has $106 million in debt outstanding under the credit facility, which matures in March 2020.

Other Information

The Western Catarina Midstream Transaction was reviewed and approved by the Conflicts Committee of the board of directors of the general partner of SPP.  Stifel acted as sole financial advisor to the Conflicts Committee, which was represented in the transaction by Potter Anderson & Corroon LLP.  Andrews Kurth LLP and Latham & Watkins LLP represented the Partnership in connection with the financing and negotiation of the Western Catarina Midstream Transaction.

Sidley Austin LLP advised Stonepeak in connection with the private placement.

Additional information on the Western Catarina Midstream Transaction can be found in SPP’s filings with the Securities Exchange Commission (www.sec.gov), which are also available on SPP’s website  (www.sanchezpp.com).

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy production assets.  Upon closing the Western Catarina Midstream Acquisition, the Partnership will own an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit and Webb Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership announced in March 2015 that is exploring the possible divestiture of its assets and operations in Oklahoma and Kansas.

About Stonepeak

Stonepeak Infrastructure Partners (www.stonepeakpartners.com) is a North America focused private equity firm with a conservative yet opportunistic approach to infrastructure investing.  Stonepeak invests in businesses comprised of hard assets with leading market positions primarily in the following sectors:  Energy, Power and Renewables, Transportation, Utilities, Water and Communications.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financial strategy; ability to close the Western Catarina Midstream Transaction and related financing; ability to make, maintain and grow distributions; drilling locations; oil, natural gas and natural gas liquids reserves; realized oil, natural gas and natural gas liquids prices; production volumes; lease operating expenses, general and administrative expenses and development costs; future operating results; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission (“SEC”) filings and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.